Exhibit 5.1

[LETTERHEAD OF HOLME ROBERTS & OWEN LLP]

April 25, 2008

Intrepid Potash, Inc.

700 17th Street, Suite 1700

Denver, Colorado 80202

Re:	Intrepid Potash, Inc.
Registration Statement on Form S-8 (File No. 333- )

Ladies and Gentlemen:

As counsel for Intrepid Potash, Inc., a Delaware corporation (the “Company”), we have examined the above-referenced Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), that the Company has filed with the United States Securities and Exchange Commission (the “SEC”) with respect to the registration of 5,000,000 shares of its common stock, par value $0.001 per share (the “Shares”), which may be offered under the Intrepid Potash, Inc. 2008 Equity Incentive Plan (the “Plan”).

In connection with the Company’s preparation and filing of the Registration Statement, we have examined originals or copies of all documents, corporate records or other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on all original documents, the legal competency of each individual executing any such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies of originals. As to matters of fact not directly within our actual knowledge, we have relied upon certificates and other documents from public officials in certain jurisdictions.

Based on the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares reserved for issuance under the Plan, when sold and delivered by the Company as contemplated by the Registration Statement and in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Intrepid Potash, Inc.

April 25, 2008

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws).

We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

We do not express an opinion on any matters other than those expressly set forth in this letter. The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.

Very truly yours,

/s/ HOLME ROBERTS & OWEN LLP